UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

ALCOA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Alcoa Corporation (“Alcoa”) expects to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies to approve the issuance of shares of common stock of Alcoa in connection with a proposed transaction to acquire all of the shares of Alumina Limited (“Alumina”) in an all-stock transaction (the “Transaction”) at a special meeting of its stockholders.

Item 1: On May 14, 2024, William (Bill) Oplinger, Alcoa’s President and Chief Executive Officer, participated in a webcast session at the 2024 Bank of America Global Metals, Mining and Steel Conference (the “Webcast Session”). Excerpts from the transcript of the Webcast Session that referenced the Transaction are filed herewith as Exhibit 1.

Caution Concerning Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation (“Alcoa”) that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the proposed transaction; the ability of the parties to complete the proposed transaction; the expected benefits of the proposed transaction, the competitive ability and position following completion of the proposed transaction; forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (1) the non-satisfaction or non-waiver, on a timely basis or otherwise, of one or more closing conditions to the proposed transaction; (2) the prohibition or delay of the consummation of the proposed transaction by a governmental entity; (3) the risk that the proposed transaction may not be completed in the expected time frame or at all; (4) unexpected costs, charges or expenses resulting from the proposed transaction; (5) uncertainty of the expected financial performance following completion of the proposed transaction; (6) failure to realize the anticipated benefits of the proposed transaction; (7) the occurrence of any event that could give rise to termination of the proposed transaction; (8) potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; (9) the impact of global economic conditions on the aluminum industry and aluminum end-use markets; (10) volatility and declines in aluminum and alumina demand and pricing, including global, regional, and product-specific prices, or significant changes in production costs which are linked to LME or other commodities; (11) the disruption of market-driven balancing of global aluminum supply and demand by non-market forces; (12) competitive and complex conditions in global markets; (13) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (14) rising energy costs and interruptions or uncertainty in energy supplies; (15) unfavorable changes in the cost, quality, or availability of raw materials or other key inputs, or by disruptions in the supply chain; (16) our ability to execute on our strategy to be a lower cost, competitive, and integrated aluminum production business and to realize the anticipated benefits from announced plans, programs, initiatives relating to our portfolio, capital investments, and developing technologies; (17) our ability to integrate and achieve intended results from joint ventures, other strategic alliances, and strategic business transactions; (18) economic, political, and social conditions, including the impact of trade policies and adverse industry publicity; (19) fluctuations in foreign currency exchange rates and interest rates, inflation and other economic factors in the countries in which we operate; (20) changes in tax laws or exposure to additional tax liabilities; (21) global competition within and beyond the aluminum industry; (22) our ability to obtain or maintain adequate insurance coverage; (23) disruptions in the global economy caused by ongoing regional conflicts; (24) legal proceedings, investigations, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (25) climate change, climate change legislation or regulations, and efforts to reduce emissions and build operational resilience to extreme weather conditions; (26) our ability to achieve our strategies or expectations relating to environmental, social, and governance considerations; (27) claims, costs and liabilities related to health, safety, and environmental laws, regulations, and other requirements, in the jurisdictions in which we operate; (28) liabilities resulting from impoundment structures, which could impact the environment or cause exposure to hazardous substances or other damage; (29) our ability to fund capital expenditures; (30) deterioration in our credit profile or increases in interest rates; (31) restrictions on our current and future operations due to our indebtedness; (32) our ability to continue to return capital to our stockholders through the payment of cash dividends and/or the repurchase of our common stock; (33) cyber attacks, security breaches, system failures, software or application vulnerabilities, or other cyber incidents; (34) labor market conditions, union disputes and other employee relations issues; (35) a decline in the liability discount rate or lower-than-expected investment returns on pension assets; and (36) the other risk factors discussed in Part I Item 1A of Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other reports filed by Alcoa with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement. Alcoa cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market. Neither Alcoa nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements and none of the information contained herein should be regarded as a representation that the forward-looking statements contained herein will be achieved.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the proposed transaction. In connection with the proposed transaction, Alcoa plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Alcoa may file with the SEC and send to its stockholders in connection with the proposed transaction. The issuance of the stock consideration in the proposed transaction will be submitted to Alcoa’s stockholders for their consideration. The Proxy Statement will contain important information about Alcoa, the proposed transaction and related matters. Before making any voting decision, Alcoa’s stockholders should read all relevant documents filed or to be filed with the SEC completely and in their entirety, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Alcoa and the proposed transaction. Alcoa’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Alcoa, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Alcoa with the SEC may be obtained, without charge, by contacting Alcoa through its website at https://investors.alcoa.com/.

Participants in the Solicitation

Alcoa, its directors, executive officers and other persons related to Alcoa may be deemed to be participants in the solicitation of proxies from Alcoa’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of Alcoa and their ownership of common stock of Alcoa is set forth in the section entitled “Information about our Executive Officers” included in Alcoa’s annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 21, 2024 (and which is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1675149/000095017024018069/aa-20231231.htm), and in the sections entitled “Director Nominees” and “Stock Ownership of Directors and Executive Officers” included in its proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on March 19, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1675149/000119312524071354/d207257ddef14a.htm). Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Exhibit 1

[…]

Bill Oplinger: So let’s talk about the most exciting development for our stockholders: the acquisition of Alumina Limited.

In late February we announced our proposed acquisition of Alumina Limited, which would give Alcoa 100% ownership in the AWAC joint venture.

In the all-stock transaction, Alumina Limited shareholders would receive 0.02854 Alcoa shares for each Alumina Limited share. Based on Alcoa’s and Alumina Limited’s closing prices as of February 23, 2024, the agreed ratio implied an equity value of approximately $2.2 billion for Alumina Limited and a premium of 13.1% to Alumina Limited’s share price.

Today, through a complex web of holdings at a sub-segment level, Alumina Limited shareholders have exposure to 40% of only the AWAC bauxite, alumina, and aluminum assets. Upon completion of the transaction, Alumina Limited shareholders will own 31.25%, and Alcoa stockholders would own 68.75%, of the combined company on a fully diluted basis.

The acquisition would further advance Alcoa’s leading position as the global, pure play upstream aluminum company. In 2023, Alcoa reported consolidated production of 41 million metric tonnes of bauxite, 10.9 million metric tonnes of alumina, and 2.1 million metric tonnes of aluminum.

A combination of Alcoa and Alumina Limited enhances Alcoa’s vertical integration across the value chain with leading positions across mining, refining and smelting – with tier 1 assets at every step. The increased vertical integration in a combined company also provides more stability throughout the commodity cycle.

There is a full line of SustanaTM low carbon alumina and aluminum products to meet growing customer demand. While premiums are still modest, we have made sales of EcoSourceTM smelter grade alumina and non metallurgical grade alumina, EcoDuraTM recycled content aluminum, and EcoLumTM low carbon primary products.

Long term R&D projects include the ELYSISTM zero carbon aluminum smelting process, the ASTRAEATM high purity recycling process, and our Refinery of the Future project to redesign alumina refining for higher efficiency, lower carbon emissions, lower water use, and less waste.

We strive to maintain investment grade balance sheet metrics, and our debt ratings tend to be at the low end of investment grade, or the top of high yield, where we are today. With a strong balance sheet and the financial flexibility to self-fund both upcoming capital requirements and our pipeline of technology development projects, we are well positioned to navigate volatile market conditions.

Looking at the three products groups. Three products groups:

AWAC’s mining operations are strategically located close to Alcoa’s refineries and major Atlantic and Pacific markets.

The proposal enables us to be a sector leader as: the largest bauxite miner among publicly listed pure plays and second largest globally; the largest alumina producer among publicly listed pure plays and third largest globally, excluding China; and the second largest aluminum producer among publicly-listed pure plays and fifth largest globally, excluding China.

Alumina Limited is an Australian company, so I want to take a moment to discuss our history in Australia.

For the past 60 years, Alcoa has been a responsible, long-term investor and operator in Australian bauxite mining and alumina processing, as well as aluminum smelting. Our annual spend in Australia is more than A$3 billion locally through wages, taxes, royalties, procurement, and community investment. In addition, our Australian business was the first mining company to receive recognition from the United Nations for rehabilitation excellence.

We believe now is the right time to consolidate ownership in AWAC, which would build on our commitment to the region and provide significant benefits to employees, customers, host communities, and others who rely on the continued success of our global business.

Following this transaction, we would be better positioned to continue, and have intention of continuing, our long-term plan of investing in Australian bauxite mining and alumina refining.

To sum up the Alumina Limited acquisition. We believe the acquisition will deliver immediate and significant value for both companies' shareholders and is the right path forward for both Alcoa and Alumina Limited. Alumina Limited's shareholders will participate in the upside potential of a stronger, better capitalized company with a larger and more diversified upstream aluminum portfolio. Alcoa offers a full suite of low carbon and recycled content products and has long-term technology projects under development to transform the upstream aluminum value chain. Additionally, Alcoa shares will be traded in Australia through a secondary listing on the Australia Securities Exchange, or ASX, via CHESS Depositary Interests, or CDIs. And, as stated earlier, it elevates the ownership position of Alumina Limited shareholders and provides them with a premium over the recent share price for their noncontrolling interest.

For Alcoa stockholders. The transaction increases Alcoa’s economic interest in our core, tier 1 bauxite and alumina assets, and simplifies governance, resulting in greater operational flexibility and strategic optionality. It advances our position as the global, pure play, upstream aluminum company, and enhances Alcoa's vertical integration along the value chain across bauxite mining, alumina refining, and aluminum smelting. Alcoa would significantly increase its ownership in five of the 20 largest bauxite mines and five of the 20 largest alumina refineries, globally, excluding China. Following this transaction, Alcoa will be better positioned to continue our long-term plan of investing in Australian bauxite mining and alumina refining.

Together, Alcoa and Alumina Limited shareholders will benefit in several ways. There are near-term tangible cost synergies and potential for further organizational optimization, replacing the complex JV arrangement with a simpler, less expensive structure. We will be more efficient in executing decisions with a view to maximizing returns, with fully aligned interests among Alcoa and former Alumina Limited shareholders. We remain fully committed to our capital allocation framework.  The all-stock transaction preserves Alcoa's balance sheet strength and provides capital structure flexibility. As one company, we will continue to have opportunities to pay distributions to shareholders, while also transforming the portfolio and positioning ourselves for growth - deploying capital to maximize value creation.

So, in sum, we believe this is the right deal for Alumina Limited’s shareholders, for Alcoa shareholders, and our broader stakeholders and communities. We are confident the transaction will build on our leading position as a global, pure play aluminum company and improve our ability to execute on long-term strategies and growth opportunities.

Finally, a quick note on transaction timing; we expect to close the transaction in the third quarter.

This quarter we expect that Alcoa will be filing a proxy statement and Alumina Limited will be filing a scheme booklet in connection with the transaction.

There’s also government approvals that we are seeking in the second and third quarters, which include, in Australia, the Foreign Investment Review Board and the Australian Competition and Consumer Commission; and in Brazil, the Brazil Administrative Council for Economic Defense.

We expect to apply for our ASX listing in May. And finally, but most importantly, the shareholder votes to approve the transaction and issue and exchange shares are expected to take place in the third quarter.

While the Alumina Limited transaction is exciting, we remain focused on making Alcoa stronger.

[…]

Bill Oplinger: As a company, we are excited about the progress we are making on multiple fronts.

•	Through the Alumina Limited deal, we are increasing the economic interest in assets we already control and operate, in an all stock transaction that benefits all parties,

•	We have safely executed an impressive list of operational activities to improve the business, and we have more actions to complete,

•	And both the alumina and aluminum markets are on the upswing.

[…]